                                                                                                 Exhibit 3.1
AMARILLO BIOSCIENCES, INC.
RESTATED ARTICLES OF INCORPORATION

ARTICLE I

AMARILLO BIOSCIENCES, INC., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.
ARTICLE II
The Articles of Incorporation of the Corporation are amended by the Restated Articles of Incorporation as follows:
Article Four is amended by changing the number of shares authorized in the first paragraph thereof from “fifty million (50,000,000)” to “one hundred million (100,000,000)”.
ARTICLE III
The amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such Restated Articles of Incorporation and the amendment made by the Restated Articles of Incorporation was duly adopted by the Shareholders of the Corporation on the 1st day of June, 2007.
ARTICLE IV
The number of shares of the Corporation outstanding at the time of such adoption was 25,476,767, and the number of shares entitled to vote thereon was 25,476,767.  The number of shares voted for such amendment was 19,346,958, and the number of shares voted against such amendment was 248,595.

ARTICLE V
The amendment effects no change in the amount of stated capital of the Corporation.
ARTICLE VI
The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth:
ARTICLE ONE

The name of the Corporation is AMARILLO BIOSCIENCES, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the Corporation is organized are:

(1)           To transact all lawful business of every kind and character for which a Corporation may be incorporated under the Texas Business Corporate Act.

(2)           To prepare, write, make, provide, record, transcribe, computerize, and/or generate data, information, articles, papers, forms, projections, figures, and the application of the same, as well as to disseminate and publish such materials and documentation thereof, and to market and sell the same.

(3)           To develop, write, make, buy, file, prepare, license, sublicense patents related to medicine, veterinary medicine, and/or agriculture and to market and sell the same.

(4)           To make, have made, use, sell or otherwise transfer substances intended for human or nonhuman administration which, or the use or manufacture of which, is covered in whole or in part by a claim of a Licensed Patent in the country of manufacture, use, or sale.

(5)           To engage for profit in the business of professional consultations in such form and manner as will serve the medical, veterinary medical, agricultural and/or livestock industries, as well as related industries.

(6)           To purchase, own, hold, operate, rent, lease, sell, convey and deal in real property, personal property and services incidental to the purposes of the Corporation, subject to Part Four, Texas Miscellaneous Corporation Laws Act.

ARTICLE FOUR

The Corporation shall have authority to issue one hundred million (100,000,000) shares of capital stock, one cent ($.01) par value.

No holder of shares of any class of the Corporation shall have the preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the Treasury of the Corporation.  All such additional or Treasury shares may be sold for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine.

The Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefore and unrestricted reduction surplus available therefore.

The right to cumulate votes in the election of directors is expressly prohibited.

ARTICLE FIVE

The Corporation shall have the authority to issue ten million (10,000,000) shares of preferred stock, one cent ($.01) par value.  The Board of Directors of the Corporation shall have authority to establish series of the unissued preferred stock of the Corporation by affixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in these Articles of Incorporation.

ARTICLE SIX

The Corporation will not commence business until it has received for the issuance of its shares a consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

ARTICLE SEVEN

The address of the Corporation’s registered office is 4134 Business Park Drive, Amarillo, Texas 79110, and the name of its registered agent at such address is JOSEPH M. CUMMINS.

ARTICLE EIGHT

The names and addresses of the Directors of the Corporation are:

NAME                                                                ADDRESS

Joseph M. Cummins                                                                4134 Business Park Drive
Amarillo, TX  79110

Thomas D’Alonzo                                                                4134 Business Park Drive
Amarillo, TX 79110

Dennis Moore                                                      4134 Business Park Drive
Amarillo, TX 79110

Steve Chen                                                                4134 Business Park Drive
Amarillo, TX 79110

Dr. James Page                                                      4134 Business Park Drive
Amarillo, TX 79110

Thomas Ulie                                                                4134 Business Park Drive
Amarillo, TX 79110

DATED this 11th day of June, 2007.

AMARILLO BIOSCIENCES, INC.

By:             /s/ Joseph M. Cummins
Joseph M. Cummins, President

THE STATE OF TEXAS                                                      §
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COUNTY OF  POTTER                                                      §

BEFORE ME, a notary public, on this day personally appeared JOSEPH M. CUMMINS, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declares that the statements therein contained are true and correct.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 11th  day of June , 2007.

  /s/ Bennett Les
Notary Public, State of Texas
My Commission Expires:   6/12/07